SGI Reports Financial Results for First Quarter of Fiscal 2015

MILPITAS, CA -- (Marketwired - October 29, 2014) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics, and data management, today reported financial results for its fiscal first quarter 2015 ended Sep. 26, 2014.

Total revenue for the fiscal first quarter was $112 million, which compares with $142 million in the previous quarter and $148 million in the first fiscal quarter of 2014.

GAAP net loss for the fiscal first quarter was $10 million, or $(0.30) per share, which compares with a GAAP net loss of $10 million, or $(0.30) per share, in the prior quarter, and GAAP net loss of $7 million, or $(0.20) per share, in the first quarter of fiscal 2014. Non-GAAP net loss for the quarter was $5 million, or $(0.14) per share, which compares with a non-GAAP net loss of $0.5 million, or $(0.01) per share, in the prior quarter and non-GAAP net income of $1 million, or $0.04 per diluted share, in the year-ago period.

  Core revenue was $111 million, down 21% from $141 million in the prior quarter and down 16% from $132 million in the same quarter a year ago. The company did not revenue any large deals in excess of $10 million in the quarter, while the prior quarter and year-ago periods included a number of larger deals. Core revenue excludes revenue related to legacy cloud infrastructure.
  Core revenue in the company's Federal business, which includes U.S. government customers, system integrators, and higher education institutions, was $61 million, up 64% from $37 million in the prior quarter and down 21% from $76 million in the same quarter one year ago.
  Outside of the Federal business (commercial and non-U.S. public sector), core revenue was $50 million, down 52% from $103 million in the prior quarter and down 10% from $55 million in the same quarter a year ago.
  Revenue related to the legacy cloud, which is generally commodity servers for public cloud infrastructure, was approximately $1 million, which compares with approximately $2 million in the prior quarter and $16 million in the fiscal first quarter of 2014.

"Results for the quarter were consistent with our expectations and with our full-year outlook," said Jorge Titinger, president and CEO of SGI. "First quarter revenue was negatively impacted by late material constraints that resulted in approximately $6 million of revenue being recognized in the first week of our fiscal second quarter. We continue to be on track to deliver 40%-45% of FY15 revenue expectations in the first half of the fiscal year, and expect solid revenue growth and profitability in the second half, driven primarily by large deals that we have recently won or expect to win by the end of December. In addition, we are excited about the recent success of our new UV 300 shared memory appliance for SAP HANA. We received SAP certification of our 4- and 8-socket solutions during the fiscal first quarter and we are ahead of schedule in booking orders and executing deployments of the new systems at multiple enterprise customers."

Recent Highlights

  On Oct. 29, SGI was awarded a contract by the Department of Defense Supercomputing Resource Center (DSRC) at the US Army of Engineer Research and Development Center (ERDC) as part of their High Performance Computing Modernization Program for approximately $27 million. The SGI® ICE X™ system is intended to bolster the compute capabilities of the DSRC at the ERDC to improve mission-critical research and drive innovation throughout the United States Armed Forces.

  On Oct. 21, DownUnder GeoSolutions (DUG), a global geosciences company offering seismic processing and interpretation solutions to the oil and gas industry, announced the purchase of high performance computing (HPC) hardware from SGI. The SGI custom solution significantly accelerates DUG's turnaround time for processing seismic data, a huge advantage for international oil and gas exploration.

  On Oct. 16, SGI introduced SGI® UV™ for SAP HANA®, a purpose-built, in-memory computing appliance for growing environments running the SAP HANA platform. Initial customers include Sigma-Aldrich Corporation, which will deploy 24 SAP-certified appliances of SGI UV for SAP HANA to support high availability and disaster recovery configurations spanning multiple data centers. In total, these solutions deliver 50-plus terabytes of in-memory compute power to run all SAP HANA-based enterprise applications.

  On Sep. 24, SGI announced that the Foundation for Promotion of Material Science and Technology of Japan (MST) selected the SGI UV 2000 to enhance its basic research regarding materials, analysis and evaluation services. The SGI UV 2000 will provide a significant increase in shared-memory computing compared to MST's previous solution and will greatly increase computational capability. Additionally, the deployment will improve the precision of simulations using analysis techniques such as electronic state calculation, molecular dynamics calculation, Monte Carlo and finite element methods.

  On Sep. 8, SGI announced that it achieved performance world records for Intel's newest processor, which is SGI's fourth title for new Intel releases. Featured on SGI® ICE™ X, SGI® InfiniteData™ Cluster and SGI Rackable® servers, E5-2600 v3 processors further increase performance, energy efficiency, and security to enable greater innovation and insight for SGI's broad range of customers.

Outlook
SGI provides high-performance computing and data management solutions to large government, higher education and commercial customers. Any given customer deal can include a varying mix of compute and storage hardware, software and services, and generally will carry terms that result in most of the product revenue associated with the deal being recognized upon final shipment or acceptance of the system. The timing of booking, installation and acceptance of large deals is difficult to predict and can cause significant swings in quarterly revenue. The company derives a substantial portion of its revenue from the U.S. government and from third parties and educational institutions that receive funding from the U.S. government. Government shutdowns, protracted Federal budget deliberations and other disruptions in the timely funding or acceptance of government-related programs can impact the award, deployment and final acceptance of systems. Management provides guidance on revenue and other items based on its current expectations of the timing of revenue and associated costs; however, there can be no assurance that revenues and associated costs will be recognized according to expected schedules and management assumes no obligation to update its guidance if the timing of revenues or other circumstances in the business differ from current expectations.

The company is providing the following outlook for the fiscal year ending Jun. 26, 2015 and the fiscal second quarter ending Dec. 26, 2014:

  The company remains on track toward its goal of winning approximately $700 million of business in fiscal 2015, including several relatively large deals with long deployment cycles. As a result, a range of revenue outcomes for the year is possible. The company continues to expect total revenue for the year in the range of $525 to $575 million. This revenue outlook would compare with core revenue of $501 million in fiscal 2014, representing growth of approximately 5% to 15%. Revenue for the fiscal year is expected to be back-end loaded, with 55% to 60% of revenue in the second half of the year.
  On a GAAP basis, the company expects to report a loss for the year of $15 to $28 million, or $(0.43) to $(0.79) per share. The company expects to be profitable on a non-GAAP basis for the full year. Non-GAAP net income for the fiscal year is expected to exclude approximately $25 million of adjustments, including stock-based compensation expense, restructuring and severance costs, intangibles amortization and other items. EPS calculations assume 36 million weighted average shares outstanding.
  For the fiscal second quarter, total revenue is expected to be in the range of $120 million to $130 million.
  GAAP net loss for the fiscal second quarter is expected to be in the range of $12 to $15 million, or $(0.35) to $(0.43) per share. Non-GAAP net loss for the fiscal second quarter is expected to be in the range of $3 to $6 million, or $(0.09) to $(0.17) per share. Non-GAAP net loss for the fiscal second quarter is expected to exclude approximately $9 million of adjustments, including stock-based compensation expense, restructuring and severance costs, intangibles amortization and other items. EPS calculations for the fiscal second quarter assume 34.7 million weighted average shares outstanding.

Webcast and Conference Call Information
Management will host a conference call and a live webcast of the earnings conference call will be available on the Investor Relations section of the Company's website at investors.sgi.com beginning at 1:30 p.m. PT (4:30 p.m. ET). A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available until the next earnings call.

The public can also listen to the 1:30 p.m. PT (4:30 p.m. ET) earnings conference call by dialing (888) 463-5422 (toll-free) or (970) 315-0484 (international). An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing (855) 859-2056 (toll-free) or (404) 537-3406 (international) and entering the confirmation code: 18577826.

About SGI
SGI is a global leader in high performance solutions for compute, data analytics and data management that enable customers to accelerate time to discovery, innovation and profitability. Visit sgi.com (sgi.com/) for more information.

Connect with SGI on Twitter (@sgi_corp), YouTube (youtube.com/sgicorp), Facebook (facebook.com/sgiglobal) and LinkedIn (linkedin.com/company/sgi).

Cautionary Statement Regarding Forward Looking Statements
The statements made in this press release regarding projected financial results, including SGI's anticipated growth and profitability, guidance for the full year and second quarter of fiscal 2015 and certain statements made in the earnings conference call, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Actual results could differ materially from those described by these statements due to a number of uncertainties, including, but not limited to:

  Substantial sales to U.S. government entities, which are subject to the government's budgetary constraints;
  Customer concentration risks;
  Fluctuations in the buying patterns and sizes of customer orders from one quarter to the next;
  Increased competition causing SGI to sell products or services at lower margins than expected;
  Lengthy acceptance cycles of SGI's products by certain customers, development or product delivery delays, and delays in obtaining necessary components from suppliers;
  The addition of new customers or loss of existing customers;
  Unexpected changes in the price for, and the availability of, components from SGI's suppliers;
  SGI's ability to enhance its products with new and better designs and functionality;
  Actions taken by competitors, such as new product announcements or introductions or changes in pricing;
  Market acceptance of newer products; and
  SGI's reliance on contract manufacturing and its anticipated benefits.

In addition, SGI's actual revenue and profitability for the fiscal year ending June 26, 2015 could differ materially from expectations for a number of reasons, including, but not limited to, changes driven by new accounting, regulations, interpretations or guidance and other risks as detailed in SGI's filings with the Securities and Exchange Commission ("SEC"), including those described under the caption "Risk Factors" in SGI's Annual Report on Form 10-K filed with the SEC on Sept. 8, 2014, which is available at the SEC's web site at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. SGI undertakes no obligation to update the information in this earnings release or the related earnings conference call, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Use of Non-GAAP Financial Measures
This press release and the related earnings conference call include financial measures that are not determined in accordance with U.S. generally accepted accounting principles ("GAAP"), including non-GAAP gross margin, non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and management exercises judgment in determining which items should be excluded in the calculation of non-GAAP measures. In addition, these non-GAAP measures may be different from non-GAAP measures used by other companies. While we believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, we believe that non-GAAP measures are valuable in evaluating the company's operating performance and analyzing our business operations. Management may exclude the following items from one or more of non-GAAP measures: (1) share-based compensation; (2) amortization of intangible assets; (3) restructuring and severance charges; (4) excess and obsolete inventory write-off; (5) manufacturing transition costs; (6) gains or losses on investments; and (7) other non-recurring costs, including settlements and other items. Such measures are adjusted as described in the reconciliation of GAAP and non-GAAP numbers included in this release, if applicable; but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

In addition, management uses these non-GAAP financial measures to facilitate its review of the comparability of SGI's core operating performance on a period to period basis as well as to better understand the fundamental economics of a specific period's operational and financial performance. Management uses this view of SGI's operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources.

Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating SGI's financial and operational performance in the same way that management evaluates the company's financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of SGI's business, such as the granting of equity compensation awards and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between SGI's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in this release and SGI's SEC filings.

For a full reconciliation of historical non-GAAP measures referenced in this press release or today's presentation to the comparable measures under GAAP, please refer to the company's press releases on its website at www.sgi.com.

© 2014 Silicon Graphics International Corp. All rights reserved. SGI and the SGI logo are trademarks or registered trademarks of Silicon Graphics International Corp. or its subsidiaries in the United States and/or other countries. All other trademarks are property of their respective holders.

                    Silicon Graphics International Corp.
         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)

                                                    Three Months Ended
                                               ----------------------------
                                               September 26,  September 27,
                                                    2014           2013
                                               -------------  -------------

Revenue                                              111,701  $     147,519
Cost of revenue                                       79,329        109,271
                                               -------------  -------------

Gross profit                                          32,372         38,248
                                               -------------  -------------

Operating expenses:
  Research and development                            13,200         14,834
  Sales and marketing                                 15,861         17,596
  General and administrative                          13,305         12,482
  Restructuring                                          116            526
                                               -------------  -------------
    Total operating expenses                          42,482         45,438
                                               -------------  -------------

Loss from operations                                 (10,110)        (7,190)
                                               -------------  -------------

  Interest expense, net                                  (42)            (7)
  Other income, net                                      143            303
                                               -------------  -------------
    Total other income (expense), net                    101            296
                                               -------------  -------------
Loss before income taxes                             (10,009)        (6,894)
Income tax provision (benefit)                           324            (71)
                                               -------------  -------------

Net loss                                       $     (10,333) $      (6,823)
                                               =============  =============

Basic and diluted net loss per share           $       (0.30) $       (0.20)
                                               =============  =============

Shares used in computing basic and diluted net
 loss per share                                       34,420         34,096
                                               =============  =============

  Share-based compensation by category is as
   follows:

  Cost of revenue                              $         466  $         442
  Research and development                               559            507
  Sales and marketing                                    801            579
  General and administrative                           1,673          1,448
                                               -------------  -------------
  Total                                        $       3,499  $       2,976
                                               =============  =============

                    Silicon Graphics International Corp.
               UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                September 26,     June 27,
                                                     2014           2014
                                                -------------  -------------
                     ASSETS
Current assets:
  Cash and cash equivalents                     $      89,492  $     109,297
  Current portion of restricted cash                    2,398          2,273
  Accounts receivable, net                             76,691         72,076
  Inventories                                          65,391         47,354
  Current portion of deferred cost of revenue          11,539         12,180
  Prepaid expenses and other current assets            10,273         19,802
                                                -------------  -------------
    Total current assets                              255,784        262,982
Non-current portion of restricted cash                  2,092          2,177
Property and equipment, net                            34,563         34,584
Goodwill and Intangible assets, net                    12,981         13,207
Non-current portion of deferred cost of revenue         7,464          7,592
Other assets                                           43,145         44,396

                                                -------------  -------------
      Total assets                              $     356,029  $     364,938
                                                =============  =============

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $      62,741  $      53,128
  Accrued compensation                                 18,420         20,049
  Current portion of deferred tax liabilities          15,846         15,846
  Current portion of deferred revenue                  84,140         78,675
  Other current liabilities                            25,513         37,814
                                                -------------  -------------
    Total current liabilities                         206,660        205,512
Non-current portion of deferred revenue                43,833         45,422
Long-term income taxes payable                          9,980         10,114
Retirement benefit obligations                         12,176         12,931
Other non-current liabilities                           8,383          8,807
                                                -------------  -------------
    Total liabilities                                 281,032        282,786

Stockholders' equity                                   74,997         82,152
                                                -------------  -------------
      Total liabilities and stockholders'
       equity                                   $     356,029  $     364,938
                                                =============  =============

                    Silicon Graphics International Corp.
       RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                   (In thousands, except per share data)
                                (Unaudited)

                                             Three Months Ended
                                 ------------------------------------------
                                             September 26, 2014
                                    Net                  Gross    Operating
                                    Loss       EPS       Profit    Expenses
                                 ---------  ---------  ---------  ---------
GAAP                             $ (10,333) $   (0.30) $  32,372  $  42,482

  Share-based compensation    (1)    3,499       0.10        466     (3,033)
  Amortization and impairment (1)
   of acquired intangibles             215       0.01        144        (71)
  Restructuring and severance (2)    1,092       0.03        437       (655)
  Other non-recurring items   (2)      550       0.02          -       (550)
                                 ---------  ---------  ---------  ---------
Non-GAAP                         $  (4,977) $   (0.14) $  33,419  $  38,173
                                 =========  =========  =========  =========

Gross Margin
  Gross margin on a GAAP
   basis                                                    29.0%
  Gross margin on a Non-GAAP
   basis                                                    29.9%

Weighted average shares used
 in computing:
  Basic and dilutive net loss
   per share                                   34,420

                                             Three Months Ended
                                 ------------------------------------------
                                             September 27, 2013
                                    Net
                                  (Loss)/                Gross    Operating
                                   Income      EPS       Profit    Expenses
                                 ---------  ---------  ---------  ---------
GAAP                             $  (6,823) $   (0.20) $  38,248  $  45,438

  Share-based compensation    (1)    2,976       0.09        442     (2,534)
  Amortization of acquired    (1)
   intangibles                         835       0.03        255       (580)
  Restructuring and severance (2)      929       0.03         33       (896)
  Excess and obsolete         (2)
   inventory                         3,242       0.09      3,242          -
  Other non-recurring items   (2)      736       0.02          -       (736)
  Income tax abatement        (2)     (611)     (0.02)         -          -
                                 ---------  ---------  ---------  ---------
Non-GAAP                         $   1,284  $    0.04  $  42,220  $  40,692
                                 =========  =========  =========  =========

Gross Margin
  Gross margin on a GAAP
   basis                                                    25.9%
  Gross margin on a Non-GAAP
   basis                                                    28.6%

Weighted average shares used
 in computing:
  Basic net income per share                   34,096
  Dilutive net income per
   share                                       35,475

                                             Three Months Ended
                                 ------------------------------------------
                                                June 27, 2014
                                    Net                  Gross    Operating
                                    Loss       EPS       Profit    Expenses
                                 ---------  ---------  ---------  ---------
GAAP                             $ (10,449) $   (0.30) $  35,606  $  46,569

  Share-based compensation    (1)    2,218       0.06        344     (1,874)
  Amortization of acquired    (1)
   intangibles                       3,815       0.11      3,567       (248)
  Restructuring and severance (2)    2,227       0.07       (576)    (2,803)
  Other non-recurring items   (2)    1,734       0.05        566     (1,168)
                                 ---------  ---------  ---------  ---------
Non-GAAP                         $    (455) $   (0.01) $  39,507  $  40,476
                                 =========  =========  =========  =========

Gross Margin
  Gross margin on a GAAP
   basis                                                    25.1%
  Gross margin on a Non-GAAP
   basis                                                    27.8%

Weighted average shares used
 in computing:
  Basic and dilutive net loss
   per share                                   34,445

NOTE: This presentation includes certain financial measures not in conformity with Generally Accepted Accounting Principles in the United
States (non-GAAP measures). Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

(1) Adjustments to exclude certain non-cash expenses such as share-based compensation and amortization and impairment of intangible assets.
(2) Adjustments to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items.

 (a)  Restructuring Charges and severance - Restructuring charges consist primarily of severance expense, facility closure and relocation costs.
 (b)  Other non-recurring items include settlements, asset impairments, and costs associated with contract manufacturing transition / termination.
 (c)  Excess and obsolete charges related to our strategic withdrawal from legacy cloud infrastructure and other products that are at the end of the product life cycle.

                    Silicon Graphics International Corp.
                           TRENDED FINANCIAL DATA
                               (In thousands)
                                (Unaudited)

                            Q1 FY14   Q2 FY14   Q3 FY14   Q4 FY14   Q1 FY15
                           --------  --------  --------  --------  --------

Total Revenue
  Americas                 $102,212  $ 62,648  $ 56,554  $ 56,122  $ 67,670
  APJ                        24,266    24,383    52,508    35,182    26,418
  EMEA                       21,041    29,029    15,221    50,780    17,613
                           --------  --------  --------  --------  --------
    Total revenue          $147,519  $116,060  $124,283  $142,084  $111,701
                           ========  ========  ========  ========  ========

Revenue
  Product                  $108,820  $ 77,334  $ 85,927  $102,484  $ 75,002
  Service                    38,699    38,726    38,356    39,600    36,699
                           --------  --------  --------  --------  --------
    Total revenue          $147,519  $116,060  $124,283  $142,084  $111,701
                           ========  ========  ========  ========  ========

Cost of revenue
  Product                  $ 88,692  $ 61,343  $ 70,759  $ 84,991  $ 58,893
  Service                    20,579    21,234    22,454    21,487    20,436
                           --------  --------  --------  --------  --------
    Total cost of revenue  $109,271  $ 82,577  $ 93,213  $106,478  $ 79,329
                           ========  ========  ========  ========  ========

Gross margin by Product
 and Service
  Product Gross Margin         18.5%     20.7%     17.7%     17.1%     21.5%
  Service Gross Margin         46.8%     45.2%     41.5%     45.7%     44.3%
    Total gross margin         25.9%     28.8%     25.0%     25.1%     29.0%
                           ========  ========  ========  ========  ========

                    Silicon Graphics International Corp.
                             CORE REVENUE TREND
                               (In thousands)
                                (Unaudited)

                            Q1 FY14   Q2 FY14   Q3 FY14   Q4 FY14   Q1 FY15
                           --------  --------  --------  --------  --------

Core Revenue
  Federal (*)              $ 76,374  $ 44,402  $ 45,013  $ 37,077  $ 60,674
  International /
   Commercial (**)           55,259    62,482    77,215   103,470    49,841
                           --------  --------  --------  --------  --------

    Total Core Revenue      131,633   106,884   122,228   140,547   110,515
                           --------  --------  --------  --------  --------

Legacy Cloud                 15,886     9,176     2,055     1,537     1,186
                           --------  --------  --------  --------  --------

      Total Revenue        $147,519  $116,060  $124,283  $142,084  $111,701
                           ========  ========  ========  ========  ========

(*) Core Federal revenue includes U.S. government customers, system integrators, and higher education institutions
(**) Core International / Commercial revenue excludes revenue related to legacy cloud infrastructure

Contact Information:

SGI Investor Relations
John Swenson
+1-669-900-8129
jswenson@sgi.com